SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

July 16, 2003
Date of Report (date of earliest event reported)

SmarTire Systems Inc.
(Exact Name of Registrant as Specified in its Charter)
Yukon	0-24209	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1
(Address of principal executive offices)

(604) 276-9884
(Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

Reference is made to the press release of the registrant, issued and disseminated on July 21, 2003 announcing that SmarTire Systems Inc., a leading developer of tire pressure and temperature monitoring technology, today announces that it has arranged to fully retire the secured promissory note held by TRW Automotive U.S. LLC.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1 Press release issued by the Registrant on July 21, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTIRE SYSTEMS INC.

 By /s/ Jeff Finkelstein
Jeff Finkelstein, C.A.
Chief Financial Officer
Dated: July 22, 2002

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NEWS RELEASE - July 21, 2003
Email: investor_relations@smartire.com
Contact: Judy Leclercq
1.800.982.2001

SmarTire Fully Retires Debt to TRW

Settlement of promissory note secures ongoing rights to key technologies

RICHMOND, BRITISH COLUMBIA, CANADA: July 21, 2003 - SmarTire Systems Inc. (OTCBB: SMTR) announces that it has arranged to fully retire the secured promissory note held by TRW Automotive U.S. LLC. This settlement secures SmarTire's perpetual rights and royalty-free access to certain technologies granted under a License Agreement with TRW.

"Securing the ongoing rights to this technology is a major milestone for SmarTire as this intellectual property represents an important complement to our own extensive IP portfolio," says Erwin Bartz, Vice President of Business Development at SmarTire. "Finalizing this technology transaction has reinforced SmarTire's position as a pre-eminent developer and supplier of tire pressure monitoring systems to the transportation industry worldwide."

Formerly strategic partners, SmarTire and TRW ended their partnership with the signing of a Termination Agreement dated August 31, 2001. Pursuant to this agreement, SmarTire issued TRW a Secured Promissory Note for the payment of $2,800,000. On this same date, SmarTire and TRW entered into a License Agreement whereby TRW granted SmarTire a perpetual, royalty-free, non-exclusive, worldwide right to use certain TRW patented technologies.

SmarTire Systems Inc. develops and markets proprietary tire monitoring systems for the worldwide transportation industries. Incorporated in 1987, SmarTire is a public company with offices in North America and Europe. Additional information can be found at www.smartire.com.

Al Kozak

Chief Operating Officer

This news release includes statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Readers should also refer to the risk disclosures outlined in the Company's annual report or Form 10-KSB for the last completed fiscal year filed with the SEC.